Exhibit 99.1
U.S.B. HOLDING CO., INC.
EMPLOYEE STOCK OWNERSHIP PLAN (WITH 401(k) PROVISIONS)
FINANCIAL STATEMENTS
WITH
REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
December 31, 2007

U.S.B. Holding Co., Inc.
Employee Stock Ownership Plan (with 401(k) Provisions)
INDEX

Page
Report of Independent Registered Public Accounting Firm for 2007

Report of Independent Registered Public Accounting Firm for 2006

Financial Statements:

Statement of Net Assets Available for Benefits	2

Statement of Changes in Net Assets Available for Benefits	3

Notes to Financial Statements	4 - 14

Supplemental Schedules:

Schedule of Assets Held for Investment Purposes at End of Year	15

Schedule of Assets Acquired and Disposed of Within the Year	16

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Trustees or Plan Administrator
     U.S.B. Holding Co., Inc. Employee Stock Ownership Plan with 401(k) Provisions
Cleveland, Ohio
We have audited the accompanying Statement of Net Assets Available for Benefits of the U.S.B. HOLDING CO., INC. EMPLOYEE STOCK OWNERSHIP PLAN WITH 401(k) PROVISIONS as of December 31, 2007 and the related Statement of Changes in Net Assets Available for Benefits for the year ended December 31, 2007. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis of designing audit procedures that are appropriate in the circumstances, but not for expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of U.S.B. Holding Co., Inc. Employee Stock Ownership Plan with 401(k) Provisions as of December 31, 2007, and the changes in net assest available for benefits for the year then ended, in conformity with accounting principles generally accepted in the United States of America.
Our audit was performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2007 and Schedule of Assets Acquired and Disposed of Within the Year ended December 31, 2007, is presented for the purposes of additional analysis and is not a required part of the financial statemetns but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules are the responsibility of the Plan’s management. The supplemental information has been subjected to the auditing procedures applied in our audits of the financial statements and , in our opinio, is fairly stated in all material respects in relation to the financial statements taken as a whole.
/s/ MEADEN & MOORE, LTD.
Certified Public Accountants
June 25, 2008
Cleveland, Ohio

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Trustees and Participants of
U.S.B. Holding Co., Inc. Employee Stock Ownership Plan
(With 401(k) Provisions)
Orangeburg, New York
We have audited the accompanying statement of net assets available for benefits of U.S.B. Holding Co., Inc. Employee Stock Ownership Plan (With 401(k) Provisions) (the “Plan”) as of December 31, 2006, and the related statement of changes in net assets available for benefits for the year then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2006, and the changes in net assets available for benefits for the year then ended in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note 2 to the financial statements, the Plan adopted FASB Staff Position AAG INV-1 and SOP 94-4-1 for the year ended December 31, 2006.
/s/ Deloitte & Touche LLP
June 27, 2007

STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS
U.S.B. Holding Co., Inc.
Employee Stock Ownership Plan (with 401(k) Provisions)

	December 31
	2007	2006
ASSETS
Investments — at fair value:
Participant directed investments	$32,190,180	$34,106,037
Non — Participant directed investments	14,078,538	17,418,203
Loans to participants	627,834	593,598
Interest bearing investments	560,478	332,776

Total Investments	47,457,030	52,450,614

Receivables:
Receivable — Employer contributions	638,177	629,859
Receivable — Interest and dividends	48,675	257,810

Total Receivables	686,852	887,669

Cash	—	50,852

Total Assets	48,143,882	53,389,135

LIABILITIES
Other Liabilities	86,557	2,459

Net Assets Available for Benefits at Fair Value	48,057,325	53,386,676

Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(21,946)	28,536

Net Assets Available for Benefits	$48,035,379	$53,415,212

See accompanying notes.

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
U.S.B. Holding Co., Inc.
Employee Stock Ownership Plan (with 401(k) Provisions)

	Year Ended December 31
	2007	2006
Additions to Net Assets Attributed to:
Contributions:
Employer	$988,177	$979,859
Participants	1,694,875	1,703,615

	2,683,052	2,683,474

Investment Income (Loss):
Net (depreciation) appreciation in fair value of investments	(6,880,213)	4,895,872
Dividends and interest	1,592,956	1,296,120

Total Investment Income (Loss)	(5,287,257)	6,191,992

Total Additions (Reductions)	(2,604,205)	8,875,466

Deductions from Net Assets Attributed to:
Benefits paid to participants	2,667,201	4,088,648
Administrative and interest expenses	108,427	95,019

Total Deductions	2,775,628	4,183,667

Net Increase (Decrease)	(5,379,833)	4,691,799

Net Assets Available for Benefits:
Beginning of Year	53,415,212	48,723,413

End of Year	$48,035,379	$53,415,212

See accompanying notes.

NOTES TO FINANCIAL STATEMENTS
U.S.B. Holding Co., Inc.
Employee Stock Ownership Plan (with 401(k) Provisions)
1	Description of Plan

The following brief description of The U.S.B. Holding Co., Inc. Employee Stock Ownership Plan (with 401(k) Provisions) (“Plan”) is presented for general information purposes only and is not intended to be a summary plan description for participants. Participants should refer to the Plan document for more complete information.

General:

The Plan is a restatement and consolidation of two predecessor plans — U.S.B. Holding Co., Inc. Profit Sharing and Thrift Plan, and the U.S.B. Holding Co., Inc. Employee Stock Ownership Plan (collectively the “Predecessor Plans”). The Predecessor Plans became effective January 1, 1985 and were maintained separately by the sponsor, U.S.B. Holding Co., Inc. (the “Company”). Effective January 1, 1994, the Predecessor Plans’ assets and liabilities were combined to form the Plan. All then-current participants in the Predecessor Plans became participants in the Plan upon formation.

On September 30, 1999, the Tappan Zee Financial, Inc. Employee Stock Ownership Plan (the “TPZ ESOP”) was merged into Plan. Tappan Zee Financial, Inc. (“TPZ”), a thrift holding company, was acquired by the company on August 31, 1998, and each outstanding share of TPZ common stock, including shares held by the TPZ ESOP, was exchanged for Company common stock based on an exchange ratio. These employees also fully vested immediately in any shares allocated to them after the merger. All other terms of the Plan remain substantially the same as those in effect prior to the merger.

The Plan is a stock bonus plan or “KSOP,” which contains Internal Revenue Code (“IRC”) Section 401(k) features and is intended to qualify under IRS Section 401(a). The Plan is also designed to be an employee stock ownership plan (ESOP) under IRC Section 4975 (e)(7).

The assets of the KSOP Plan are held by two custodians. Merrill Lynch is the custodian for the Company stock and Wilmington Trust Company was the custodian for the Mutual Funds and the Met Life Stable Value Fund (“Met Life Investment Option”). Effective May 7, 2007, the Plan changed its custodian from Wilmington Trust Company to Wachovia Bank, NA. In addition, a recordkeeper change was made from USI Retirement Services, Inc. to USI Consulting Group, Inc. on May 7, 2007.

The Plan is subject to the provisions of Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan’s Board of Trustees and an Administrative Committee manage the operation and administration of the Plan for the exclusive benefit of participants and their beneficiaries.

NOTES TO FINANCIAL STATEMENTS
U.S.B. Holding Co., Inc.
Employee Stock Ownership Plan (with 401(k) Provisions)
1	Description of Plan, Continued

Eligibility and Participation:

The Plan covers all eligible employees of the Company and its wholly-owned subsidiaries, principally Union State Bank (the “Bank”). Employees are eligible to participate in the Plan if they are age 18 or older; and eligible for employer contribution if they have 1,000 hours of service during the Plan year and are employed on the last day of the Plan year. Participants who do not have at least 1,000 hours of service during a Plan year are eligible to make salary deferrals but are generally not eligible for an allocation of Company contributions and participant forfeitures for that year.

Contributions:

The Plan’s 401(k) feature allows participants to make elective contributions in the form of salary reduction contributions and voluntary participation contributions. Salary reduction contributions are made on a before-tax basis and may range from 1% to 15% of a participant’s compensation, subject to certain IRC limitations. The Plan was amended effective January 1, 2002 to permit “catch up” salary reduction contributions by participants age 50 or older. Rollover contributions are also permitted under the Plan, under specified conditions. Employee contributions for 2007 and 2006 consisted of (1) salary reduction contributions of $1,693,425 and $1,685,979 and (2) rollover contributions of $1,451 and $17,636, respectively.

The Company may make a 401(k) contribution in the form of Matching Contributions. Matching Contributions are determined by the Company and may equal up to 50% of the participant’s Salary Reduction Contributions for the year, subject to a maximum Matching Contribution of 4% of the participant’s compensation (as defined). Basic Contributions are discretionary contributions that may be authorized by the Company. Under the Plan’s ESOP feature, the Company’s Board of Directors may make an employer contribution to the Plan (“Optional Contributions”) that is invested primarily in the Company’s common stock. No Basic Contributions have been authorized or made by the Company for 2007 and 2006. Participants who have attained age 55 and have completed 10 years of participation under the Plan are eligible and any elect to diversify a certain percentage of the employer Basic and Optional Contribution amounts, which are primarily invested in Company stock. Optional Contributions of $350,000 and $350,000 were made by the Bank in 2007 and 2006, respectively. For 2007 and 2006, employer contributions included Matching contributions of $638,177 and $629,859, respectively.

NOTES TO FINANCIAL STATEMENTS
U.S.B. Holding Co., Inc.
Employee Stock Ownership Plan (with 401(k) Provisions)
1	Description of Plan, Continued

Investments:

Contributions made by Plan participants and the Company Matching Contributions are invested in (1) a fund investing primarily in the company’s common stock, (2) a fixed income fund investing in interest bearing investments, (3) a collective investment trust with a guaranteed investment contract, or (4) a series of funds investing in shares of registered investment companies (mutual funds). Participants may direct their own contributions and related employer Matching Contributions to the foregoing investment fund options. The Plan permits periodic participant directed changes in allocation percentages and transfers between such funds. The Trustees of the Plan are authorized to establish other funds from time to time. Optional Contributions are invested in Company stock.

Participant Accounts:

Individual accounts are maintained for each Plan participant. Participant accounts are credited with employee Salary Reduction Contributions and related employer Matching Contribution, an allocation of the Company’s Basic and Optional Contributions, an allocation of common stock related to the reduction of the ESOP loan, Plan earnings, and forfeitures of terminated participants’ nonvested accounts, and charged with distributions, as well as an allocation of investment losses and administrative expenses. Allocations of employer Basic and Optional Contributions are based on participant compensation, subject to IRC limitations as defined, in proportion to total aggregate compensation.

Payment of Benefits:

Distributions of benefits upon death, disability, retirement, or other termination of a participnt’s employment are payable either in a lump-sum payment, equal annual installments over a specified period, or a combination thereof. Participants must begin receiving required minimum distributions of benefits upon reaching age 70 1/2; however, such required minimum distribution may be deferred if the participant is currently employed and is not a 5% owner of the Company. For the 401(k) portion of the Plan, participants may elect to receive distributions in whole shares of Company common stock (to the extent of such investment in the participant’s account), cash, or a combination of both. The Plan, as amended, requires that distributions with respect to the ESOP portion of the Plan be made in whole shares of Company common stock and are valued at fair market value at the time of distribution. Payment of benefts is recorded when paid. Amounts allocated to accounts of participants who have elected to withdraw from the Plan but have not yet been paid were approximately $48,000 at December 31, 2006 and there were no such amounts at December 31, 2007.

NOTES TO FINANCIAL STATEMENTS
U.S.B. Holding Co., Inc.
Employee Stock Ownership Plan (with 401(k) Provisions)
1	Description of Plan, Continued

Vesting:

Participants are at all times fully-vested in their account balances, except for balances attributable to Optional Contributions that vest over a seven-year period in accordance with a schedule set forth in the Plan document. Participants also have a nonforfeitable right to their entire account balance in the case of death, disability, or retirement. Upon a change in control of the Company, participants’ account balances become 100% vested. As discussed in Note 9, on January 1, 2008, KeyCorp acquired U.S.B. Holding Co., Inc. (U.S.B.), the holding Company for Union State Bank. In conjunction with that acquisition, the Plan was amended on January 1, 2008 to: 1) fully vest, effective December 31, 2007, all Plan participants who were actively employed with USB on that date in their Optional and Matching Plan benefits, and 2) freeze, effective January 1, 2008, all future employer and participant contributions under the Plan.

Forfeitures:

Upon the termination of employment of a participant or former participant for any reason other than death, disability, or retirement, any unvested portion of a participant’s account balance is forfeited (1) when the employee receives a distributions, or (2) after the employee incurs five consecutive one-year breaks in service, whichever is earlier. Forfeitures are reallocated to the accounts of the remaining Plan participants based on participant compensation (subject to IRC limitations) in proportion to total aggregate compensation.

In 2007, forfeitures of $17,957 relating to 2006 were allocated to participants accounts. Forfeitures of $9,817 relating to 2007 will be allocated in 2008.

Administrative Expenses:

Certain expenses of administering the Plan are charged to and paid out of Plan assets attributable to the Company’s Optional Contribution (or, if an Optional Contribution is not made, net investment earnings or other contributions). In addition, the Company or the Bank may directly pay all or any portion of such expenses, which shall not be deemed to be employer contributions. The Company and Bank paid expenses directly attributable to the KSOP of approximately $108,000 in 2007 and $100,000 in 2006.

Participants’ Loans:

Under the Plan, participants may borrow from their account for certain specified purposes. The maximum loan amount to any participant is limited to the lesser of (1) 50% of the participant’s vested account balance, or 100% of the participant’s investment account other than Company stock (whichever is less), or (2) $50,000. The minimum loan amount is $1,000. The Plan’s loan policy imposes a limit on the number of loans outstanding, at any one time, to any participant to three. The interest rate charge is a fixed rate determined based on the Bank’s prime rate plus 1% at the close of the application process. The term of a loan may not exceed five years, except that a loan for the acquisition or construction of a participant’s principal residence may have an eight-year term.

NOTES TO FINANCIAL STATEMENTS
U.S.B. Holding Co., Inc.
Employee Stock Ownership Plan (with 401(k) Provisions)
1	Description of Plan, Continued

Voting Rights:

Each participant is entitled to exercise voting rights attributable to the shares of Company common stock allocated to his or her account. The Plan Trustees vote unallocated shares and allocated shares for which no instructions are received at their discretion.

2	Summary of Significant Accounting Policies

Basis of Presentation:

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires Plan management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein. Actual results could differ from those estimates.

Risks and Uncertainties:

The Plan utilizes various investment instruments, including mutual funds and investment contracts. Investment securities, in general, are exposed to various risks, such as interest rate, credit, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

Investment Valuation and Income Recognition:

The Company’s common stock is listed on the New York Stock Exchange (the “NYSE”). Accordingly, the fair value of the shares held at December 31, 2007 and 2006 was determined based on the closing market price as reported by the NYSE. Changes in the fair value of the Company’s common stock are reported in the statements of changes in net assets available for benefits.

NOTES TO FINANCIAL STATEMENTS
U.S.B. Holding Co., Inc.
Employee Stock Ownership Plan (with 401(k) Provisions)
2	Summary of Significant Accounting Policies, Continued

Investment Valuation and Income Recognition, Continued:

Shares of registered investment companies are reported at fair values based on quoted market prices, which represent net asset value of shares held by the Plan at year end. The Amended and Restated AST Trust Company Collective Investment Trust investment option (“AST Investment Option”) includes a fully benefit-responsive guaranteed investment contract (“GIC”) whose underlying investments are stated at fair value. The fair value of the underlying investments are determined by the issuer of the GIC based on quoted market prices. The AST Investment Option is reported at fair value and adjusted to contract value. Interest-bearing investments and loans to participants are reported at their stated amounts, which approximates fair values.

Dividend income on Company stock is recorded on the ex-dividend date. Interest income is recorded on an accrual basis. Purchases and sales of investments are recorded on a trade-date basis.

Adoption of New Accounting Guidance:

In 2006, the Plan adopted Financial Accounting Standards Board Staff Position, FSP AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company guide and Defined-contributions Heath and Welfare and pension Plans (the “FSP”). As required by the FSP, the statements of net assets available for benefits presents investment contacts at fair value, as well as an additional line item showing an adjustment from fair value to contract value for fully benefit-responsive contracts.

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 157, “Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This guidance applies only when other guidance requires or permits assets or liabilities to be measured at fair value; it does not expand the use of fair value in any new circumstances. SFAS No. 157 will be effective for fiscal years beginning after November 15, 2007 (effective January 1, 2008, for the Plan). The adoption of SFAS No. 157 will not impact the amounts reported in the financial statemetns, however, additional disclosures will be required to describe the inputs used to develop the measurements of fair value and the effect of certain of the measurements reported in the Statemetn of Changes in Net Assets Available for Benefits.

3	Investments

NOTES TO FINANCIAL STATEMENTS
U.S.B. Holding Co., Inc.
Employee Stock Ownership Plan (with 401(k) Provisions)
The following summarizes investments for the Plan as of December 31, 2007 and 2006. Investments that exceed 5% of net assets available for Plan benefits for 2007 and 2006 were the Company’s common stock and the AST Investment Option, the latter consisting of an investment in a fully benefit-responsive GIC. At December 31, 2007 and 2006, the AST Investment Option had 356,222 units with a contract value of $5,032,986 and fair value of $5,054,932 and 222,169 units with a contract value of $2,995,568 and fair value of $2,967,032, respectively. See The AST Investment Option section below for further information relating to that Plan investment.
3	Investments, Continued

U.S.B. Holding Co., Inc. Common Stock:

The following is a summary of information concerning the Plan’s investment in the Company’s common stock:

	Number of
	Shares	Cost Basis	Fair Value
December 31, 2007
Allocated shares	1,661,512	$7,380,387	$32,897,932

December 31, 2006
Allocated shares	1,718,733	$8,539,735	$41,421,465

During the years ended December 31, 2007 and 2006, the Plan recorded dividend income on Company stock of $1,067,282 and $983,498, respectively.

The Company’s common stock investment includes non-participant directed investments (see Note 4). All other investments are participant directed.

Registered Investment Companies:

The following is a summary of the fair value of registered investment companies shares at December 31:

	2007	2006
American Funds Washington Mutual fund, Inc.	$1,648,461	$1,577,993
AIM Constellation Fund	997,057	922,017
American Balanced Fund Class A	903,367	878,008
American Europacific Growth Fund Class A	899,695	—
Fidelity Advisor Equity Growth Fund	1,113,268	89,089
Munder Index 500 fund Class A	981,494	905,117
Templeton Foreign Fund Class A	—	663,507
PIMCO Total Return Fund Class A	642,881	538,849
PIMCO Real Return Fund Admin Class	28,331	—
Allianz Small Cap Value Fund Class A	488,174	431,144
Lord Abbett Mid Cap Fund Class A	237,691	146,982
AIM Small Cap Growth Fund Class A	233,312	146,033
Fidelity Mid Cap Fund	142,123	837,004

Total	$8,315,854	$7,135,743

NOTES TO FINANCIAL STATEMENTS
U.S.B. Holding Co., Inc.
Employee Stock Ownership Plan (with 401(k) Provisions)
3	Investments, Continued

The AST Investment Option:

The Plan’s AST Investment Option simulates the performance of a fully benefit-responsive guaranteed investment contract (GIC) through an issuer’s guarantee of a specific interest rate and a portfolio of financial instruments that are owned by the issuer, MetLife Insurance Company (“MetLife”). The GIC contract includes underlying assets, which are held in trust owned by MetLife, through the Plan’s investment in the AST Investment Option invested in a MetLife seperate account group annuity contract (GAC #25554). The contract provides that participants execute plan transactions at contract value. Contract value represents contributions made to the fund, plus earnings, less participant withdrawals. The contract is reported at fair market value as reported by MetLife and as included in the financial statements. The contract’s fair value equals the fluctuating value of the separate account of the assets backing the contract. The Plan’s fair value equals the contract’s fair value times the ratio of the Plan’s guaranteed value to the contract’s guaranteed value.

At December 31, 2007, the MetLife GAC has a credit rating of AA/Aa2 from Moody’s and Standard and Poors.

The crediting interest rates were 4.65% and 4.64% at December 31, 2007 and 2006, respectively. The average yield was 4.67% and 5.27% during the years ended December 31, 2007 and 2006, respectively. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value. There are no reserves against the contract value for credit risk of the contract issuer or otherwise. MetLife will guarantee principal and accrued interest, based on credited interest rates, for participant-initiated withdrawals as long as the contract remains active. Interest is credited to the contract at interest rates that reflect the performance of the underlying portfolio. MetLife will reset the rate quarterly, by amortizing the difference between the market value of the portfolio and the guaranteed value over the weighted average duration of the fund’s investments.

Participants will receive the principal and accrued earnings credited to their accounts on withdrawal for allowed events. These events include transfers to other Plan investment options, and payments because retirement, termination of employment, disability, death and in-service withdrawals as permitted by the Plan. Certain events, such as plan termination or a plan merger initiated by the plan sponsor, may limit the ability of the plan to transact at contract value. The Plan sponsor does not believe that any events that may limit the ability of the Plan to transact at contract value are probable.

NOTES TO FINANCIAL STATEMENTS
U.S.B. Holding Co., Inc.
Employee Stock Ownership Plan (with 401(k) Provisions)
3	Investments, Continued

Interest-Bearing Investments:

Interest-bearing investments consisted of deposit accounts at the Bank and collective trust accounts at Merrill Lynch with balances at December 31, 2007 of $360,166 and $155,011, and at December 31, 2006 of $304,828 and $27,948, respectively.

Net Appreciation (Depreciation) in Fair Value of Investments:

Net appreciation (depreciation) of the Plan’s investments consisted of the following for the years ended December 31, 2007 and 2006.

	Year Ended December 31
	2007	2006
U.S.B. Holding Co., Inc. common stock	$(7,364,179)	$4,238,692
Shares of registered investment companies	483,966	657,180

Net Appreciation (Depreciation)	$(6,880,213)	$4,895,872

The foregoing amounts include realized and unrealized gains and losses on investments purchased and sold, as well as investments held during the year.

4	Nonparticipant-Directed Investments

Information concerning the net assets and significant components of the changes in the net assets related to the Plan’s nonparticipant-directed investments is summarized as follows:

	Year Ended December 31
	2007	2006
Nonparticipant-directed investment in U.S.B. Holding
Co., Inc. common stock	$14,078,538	$17,418,203

NOTES TO FINANCIAL STATEMENTS
U.S.B. Holding Co., Inc.
Employee Stock Ownership Plan (with 401(k) Provisions)
4	Nonparticipant-Directed Investments, Continued

	Year Ended December 31
	2007	2006
Changes in Net Assets:
Net appreciation (depreciation) in fair value of investments	$(3,133,200)	$1,957,013
Dividends	547,449	405,128
Employer contributions	350,000	350,000
Benefits paid to participants	(754,109)	(1,306,635)

Net Appreciation (Depreciation)	$(2,989,860)	$1,405,506

5	Loan Payable and Unallocated Shares

The TPZ ESOP borrowed approximately $1.3 million from TPZ in 1995 at an interest rate of 8% (“TPZ ESOP Loan”) and used the funds to purchase shares of TPZ common stock. In connection with the merger of the TPZ ESOP into the Plan in 1998, the Plan assumed the loan obligation of the TPZ ESOP. Also, the Company assumed the loan receivable as part of its acquisition of TPZ in 1998. The Bank had made monthly contributions to the Plan sufficient to fund the debt service requirements over the term of the TPZ ESOP Loan, which matured in June 2005. The remaining principal and interest payments of $34,816 were paid in June 2005.

6	Federal Income Tax Status

The Internal Revenue Service has determined and informed the Company by letter dated November 26, 2001 that the Plan and related trust are designed in accordance with applicable sections of the IRC. The Plan has been amended since receiving the determination letter. However, the Plan Administrator and the Plan’s counsel believe that the Plan is designed and operated in compliance with the applicable requirements of the IRC, and the Plan and related trust continue to be tax exempt. Therefore, no provision for income tax has been included in the Plan’s financial statements.

NOTES TO FINANCIAL STATEMENTS
U.S.B. Holding Co., Inc.
Employee Stock Ownership Plan (with 401(k) Provisions)
7	Exempt Party-In-Interest Transactions

At December 31, 2007 and 2006, the Plan held 1,661,512 shares and 1,718,733 shares, respectively, of Company common stock. In addition, at December 31, 2007 and 2006, the Plan held $360,166 and $304,828, respectively, in deposit accounts at the Bank. Additional information with respect to the Company common stock is presented in Note 3.

Certain officers and employees of the Company (who may also be participants in the Plan) perform administrative services related to the operation, record keeping and financial reporting of the Plan. The Company pays these individuals salaries and also pays other administrative expenses on behalf of the Plan. Certain fees, to the extent not paid by the Company, are paid by the Plan.

These transactions are not deemed prohibited party-in-interest transactions, because they are covered by statutory and administrative exemptions from the IRC and ERISA’s rules on prohibited transactions.

8	Reconciliation of Financial Statements to Form 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500 as of December 31, 2007 and 2006:

	2007	2006
Net assets available for benefits per financial statements	$48,035,379	$53,415,212
Adjustment from contract value to fair value for fully benefit-responsive investment contracts	21,946	(28,536)

Net assets available for benefits per the Form 5500	$48,057,325	$53,386,676

	2007	2006
Statement of changes in net assets available for benefits:
(Decrease)/Increase in net assets per the financial statements	$(5,379,833)	$4,691,799
Adjustment from contract value to fair value for fully benefit-responsive investment contracts	21,946	(28,536)

(Decrease)/Increase in net assets per the Form 5500	$(5,357,887)	$4,663,263

9	Subsequent Events

On January 1, 2008, U.S.B. Holding Co., Inc., was acquired by KeyCorp, a bank-based financial services company headquartered in Cleveland, Ohio. In conjunction with such acquisition, KeyCorp assumed the legal sponsorship and administration for the Plan. Effective April 1, 2008, the Plan was merged into the KeyCorp 401(k) Savings Plan and net assets of $43,453,257 were transferred to KeyCorp’s Plan.

SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES AT END OF YEAR
Form 5500, Schedule H, Part IV, Line 4i
U.S.B. Holding Co., Inc.
Employee Stock Ownership Plan (with 401(k) Provisions)
EIN 36-3197969
Plan Number 001
December 31, 2007

	(b)	( c )
	Identity of Issue,	Description of Investment Including		(e)
	Borrower, Lessor,	Maturity Date, Rate of Interest,	(d)	Current
(a)	or Similar Party	Collateral, Par or Maturity Value	Cost **	Value
*	U.S.B. Holding Co., Inc.	Common Stock	$7,380,387	$32,897,932

	Mutual Funds:
	PIMCO Total Return Fund Clas A	Registered Investment Fund	N/A	642,881
	PIMCO Real Return Fund Admin Class	Registered Investment Fund	N/A	28,331
	AIM Constellation Fund Class A	Registered Investment Fund	N/A	997,057
	AIM Small Cap Growth Fund Class A	Registered Investment Fund	N/A	233,312
	Allianz NFJ Small Cap Value Fund Class A	Registered Investment Fund	N/A	488,174
	Fidelity Advisor Equity Growth Fund Class T	Registered Investment Fund	N/A	1,113,268
	Fidelity Advisor Mid Cap Class II-T	Registered Investment Fund	N/A	142,123
	Lord Abbett Mid Cap Value Fund Class A	Registered Investment Fund	N/A	237,691
	Munder Index 500 Fund Class A	Registered Investment Fund	N/A	981,494
	American Washington Mutual Investors Fund A	Registered Investment Fund	N/A	1,648,461
	America Europacific Growth Fund Class A	Registered Investment Fund	N/A	899,695
	American Balanced Fund Class A	Registered Investment Fund	N/A	903,367

	Total Mutual Funds			8,315,854

	The Amended and Restated AST Trust Company	Collective investment trust
^^	Collective Investment Trust	with guaranteed investment contract		5,054,932

	Interest-Bearing Investments:
	Pioneer Cash Reserves Fund	4.3% Money Market Account	7,935	7,935
	Blackrock Money Market Fund	4.4% Money Market Account	37,366	37,366
*	Union State Bank *	3.9% Money Market Account	360,166	360,166
	Merrill Lynch	4.7% Cash Management Acct.	155,011	155,011

	Total Interest-Bearing Investments:		560,478	560,478

*	Participant Loans *	Loans maturing January 2007 to
		December 2014 at interest rates
		of 5.00% to 9.25%	627,834	627,834

	Total Investments:		$13,601,685	$47,457,030

*	Party-in-interest to the Plan

**	Cost information is only required to be provided for non participant directed investments

^^	Current Value reported at fair value; contract value is $5,032,986

SCHEDULE OF ASSETS ACQUIRED AND DISPOSED OF WITHIN THE YEAR
Form 5500, Schedule H, Part IV, Line 4j
U.S.B. Holding Co., Inc.
Employee Stock Ownership Plan (with 401(k) Provisions)
EIN 36-3197969
Plan Number 001
December 31, 2007

(a) Identity of Issuer, Borrower, Lessor, or		(c) Cost of	(d) Proceeds of
Similar Party	(b) Description of Asset	Acquisitions	Dispositions
Fidelity Advisor Mid Cap Fund Class T	Registered Investment Fund	$118,924	$117,446